Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2015

MIAMI, FLORIDA, May 15, 2015 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”)

(NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2015.

Financial Highlights

	Quarter Ended
(in thousands)	March 31,		%
	2015	2014	Change

Net revenue:
Radio	$29,227	29,445	(1%	)
Television	2,915	3,334	(13%	)
Consolidated	$32,142	32,779	(2%	)

OIBDA, a non-GAAP measure*:
Radio	$10,180	10,285	(1%	)
Television	(964)	(772)	25%
Corporate	(2,148)	(1,704)	26%
Consolidated	$7,068	7,809	(9%	)

* Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and a reconciliation from OIBDA to the most directly comparable GAAP financial measure.

Discussion and Results

“During the first quarter, our AIRE Radio Network platform expanded its revenues as we continued to benefit from our broader reach and leading content offerings,” commented Raúl Alarcón, Jr., Chairman and CEO.  “Our radio stations also continue to rank among the most successful platforms serving the Spanish-speaking population in the nation’s largest Hispanic media markets. On the digital side, we remain focused on strengthening our capabilities and integrated offerings as we look to attract new advertising partners and expand our revenue streams. Looking ahead, we will continue to execute our strategy of leveraging our strong audience shares and multi-media assets to connect advertisers with the rapidly expanding Latino population.”

Quarter End Results

For the quarter-ended March 31, 2015, consolidated net revenues totaled $32.1 million compared to $32.8 million for the same prior year period, resulting in a decrease of 2%.  Our radio segment net revenues decreased $0.2 million or 1%, due to decreases in national, local and barter sales, which were partially offset by an increase in network sales. Our national sales decreased in our Los Angeles, New York, San Francisco and Puerto Rico markets.  Our local sales

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decreased in our Los Angeles and Puerto Rico markets and the decrease in barter sales occurred throughout all of our markets.  Our network sales increase was directly related to our “AIRE Radio Network” advertising platform, which we launched in the beginning of 2014.   Our television segment net revenues decreased $0.4 million or 13%, due to the decreases in paid-programming, and local, barter and national spot sales.

Consolidated OIBDA, a non-GAAP measure, totaled $7.1 million compared to $7.8 million for the same prior year period, representing a decrease of 9%. Our radio segment OIBDA decreased $0.1 million, primarily due to the decrease in net revenues of $0.2 million, partially offset by the decrease in operating expenses of $0.1 million. Radio station operating expenses decreased mainly due to decreases in barter expenses and professional fees, which were offset by an increase in special events expenses. Our television segment OIBDA decreased $0.2 million, due to the decrease in net revenues of $0.4 million, partially offset by the decrease in operating expenses of $0.2 million. Television station operating expenses decreased primarily due to decreases in professional fees and barter expenses, which were offset by an increase in special events expenses.   Our corporate expenses increased $0.4 million or 26%, mostly due to increases in professional fees, compensation and benefits, and directors & officers insurance premiums.

Operating income totaled $5.8 million compared to $6.5 million for the same prior year period, representing a decrease of $0.7 million or 11%. This decrease in operating income was primarily due to the decrease in net revenue.

First Quarter 2015 Conference Call

We will host a conference call to discuss our first quarter 2015 financial results on Monday, May 18, 2015 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-6789 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Monday, June 1, 2015, which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10065619.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml . A seven day archived replay of the webcast will also be available at that link.

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About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States.  SBS owns 20 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Network, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 100 affiliated stations reaching 88% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns 21 bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations.  Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.  Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:

Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Vice President of Finance	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter ended March 31, 2015 and 2014.

	Quarter Ended
	March 31,
Amounts in thousands, except per share amounts	2015	2014

	(Unaudited)
Net revenue	$32,142	32,779
Station operating expenses	22,926	23,266
Corporate expenses	2,148	1,704
Depreciation and amortization	1,287	1,275
(Gain) loss on the disposal of assets, net	(6)	46
Operating income	5,787	6,488
Interest expense, net	(9,933)	(9,928)
Dividends on Series B preferred stock classified as interest expense	(2,433)	(2,433)
Loss before income taxes	(6,579)	(5,873)
Income tax expense	2,036	214
Net loss	$(8,615)	(6,087)

Net loss per common share:
Basic & Diluted	$(1.19)	(0.84)

Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267

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Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended March 31, 2015
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate

OIBDA	$7,068	10,180	(964)	(2,148)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,287	507	684	96
(Gain) loss on the disposal of assets, net	(6)	(6)	-	-
Operating Income (Loss)	$5,787	9,679	(1,648)	(2,244)

	Quarter Ended March 31, 2014
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate

OIBDA	$7,809	10,285	(772)	(1,704)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,275	501	691	83
Loss (gain) on the disposal of assets, net	46	46	-	-
Operating Income (Loss)	$6,488	9,738	(1,463)	(1,787)

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended
	March 31,
	2015	2014
	(In thousands)
Net revenue:
Radio	$29,227	29,445
Television	2,915	3,334
Consolidated	$32,142	32,779
Engineering and programming expenses:
Radio	$5,399	5,073
Television	2,265	2,439
Consolidated	$7,664	7,512
Selling, general and administrative expenses:
Radio	$13,648	14,087
Television	1,614	1,667
Consolidated	$15,262	15,754

Corporate expenses:	$2,148	1,704

Depreciation and amortization:
Radio	$507	501
Television	684	691
Corporate	96	83
Consolidated	$1,287	1,275
(Gain) loss on the disposal of assets, net:
Radio	$(6)	46
Television	-	-
Corporate	-	-
Consolidated	$(6)	46
Operating income (loss):
Radio	$9,679	9,738
Television	(1,648)	(1,463)
Corporate	(2,244)	(1,787)
Consolidated	$5,787	6,488

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Selected Unaudited Balance Sheet Information and Other Data:

	As of
(Amounts in thousands)	March 31, 2015

Cash and cash equivalents	$31,903

Total assets	$456,804

12.5% Senior Secured Notes due 2017, net	$271,069
Other debt	5,173
Total debt	$276,242

Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	48,264
Total	$138,813

Total stockholders' deficit	$(82,788)

Total capitalization	$332,267

	For the Year Ended March 31,
	2015	2014

Capital expenditures	$285	611
Cash paid for income taxes	$34	-